EXHIBIT 23.1

               INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT'S CONSENT
               -------------------------------------------------


We consent to the incorporation by reference in the Registration Statements of Medical Dynamics, Inc. on Form S-3 (SEC File No. 333-42631 with an effective date of January 27, 1998) and Forms S-8 (SEC File Nos. 333-08201 and 333-11931 with effective dates of July 16, 1996 and September 13, 1996, respectively) of our report dated December 29, 1998 on our audits of the consolidated financial statements of Medical Dynamics, Inc. as of september 30, 1998, and for the years ended September 1998 and 1997, which report is included in this Annual Report of Medical Dynamics, Inc. on Form 10-KSB.


HEIN + ASSOCIATES LLP


Denver, Colorado
January 12, 1999